Exhibit 10.13

October 17, 2001

Mr. Richard Stasyszen

Senior Vice President, Finance, Controller and Treasurer

Stage Stores, Inc.

10201 Main Street

Houston, Texas 77025

Dear Mr. Stasyszen:

You have requested PricewaterhouseCoopers LLP to reissue our audit report on the consolidated financial statements of Stage Stores, Inc. (the "Company") as of January 29, 2000 and for each of the two years in the period ended January 29, 2000, for filing on Form 10 with the Securities and Exchange Commission. The purpose of this letter is to confirm our understanding of the terms under which we will agree to reissue our report as your former independent accountants.

Services and related report

Before we agree to reissue our audit report for the purposes of its inclusion in the filing of Form 10 with the Securities and Exchange Commission, we will obtain updating written representations covering the financial statements previously audited by us from certain members of management, a representation letter from the successor accountants, and perform the other subsequent events procedures required by paragraphs AU 508.71-.72 and AU 711.11 of the AICPA Professional Standards. If, for any reasons caused by you or relating to your affairs, we are unable to complete our procedures, we may decline to reissue our report as a result of this engagement.

Management's responsibilities

The financial statements referred to above are the responsibility of the management of the Company. Management also is responsible for making available to us, upon request, all of the Company's original accounting records and related information, and company personnel to whom we may direct inquiries.

Generally accepted auditing standards require that we read pertinent portions of the registration statement. In this connection, management agrees to (a) provide us with a draft document to read and, (b) obtain our approval for inclusion of our report in such document before it is finalized and distributed. To facilitate these matters, please advise us of any required due dates as soon as practicable, but no later than 10 business days prior to such due dates. It is understood that we will need a reasonable amount of time (a minimum of five business days) to review the applicable documents.

Indemnification

The Company agrees to indemnify PricewaterhouseCoopers LLP for the payment of all legal costs and expenses incurred in PricewaterhouseCoopers LLP's successful defense of any legal action or proceeding that arises as a result of inclusion of PricewaterhouseCoopers LLP's previous audit report on the Company's past financial statements in the filing of Form 10 with the Securities and Exchange Commission.

However, this indemnification provision will be void, and any advanced funds will be returned to you, if a court, after adjudication, finds PricewaterhouseCoopers LLP liable for professional malpractice.

Notwithstanding anything to the contrary in this engagement letter, PricewaterhouseCoopers LLP acknowledges that such indemnification does not apply to any claims that arise as a result of the inclusion of such reports in any filings with the Securities and Exchange Commission prior to the date of the filing of the Form 10.

You should contact the SEC's Division of Corporation Finance regarding required disclosures of the general effect of this indemnification agreement.

Timing and fees

We have been requested to complete our consideration to reissue our report by early in the week of October 22, 2001. Completion of our consideration to reissue by this date is subject to, among other things, appropriate cooperation from the successor auditor and the Company's personnel including timely responses to our inquiries.

Our fees for this engagement will be based on the time required by the individuals assigned to the engagement at 100% of our Firm's standard hourly rates, plus out-of-pocket expenses.

Invoices rendered are due and payable upon receipt and prior to the reissuance of our reports as discussed above.

Other matters

Any additional services that you may request and we agree to provide will be the subject of separate written agreements.

In the event we are requested or authorized by you or required by government regulation, subpoena, or other legal process to produce our working papers or our personnel as witnesses with respect to our engagement for you, you will, so long as we are not a party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such a request.

The Company agrees that it will not, directly or indirectly, agree to assign or transfer any claim against PricewaterhouseCoopers LLP arising out of this engagement to anyone.

This engagement letter reflects the entire agreement between us relating to the services covered by this letter. It replaces and supersedes any previous proposals, correspondence and understandings, whether written or oral. The agreements of the Company and PricewaterhouseCoopers LLP contained in this engagement letter shall survive the completion or termination of this engagement.

If you have any questions, please call Richard Spears at (713) 356-4585. If the services outlined herein are in accordance with your requirements and if the above terms are acceptable to you, please have one copy of this letter signed in the space provided below and return it to us.

Very truly yours,

PricewaterhouseCoopers LLP

The services and terms as set forth in this letter are agreed to.

Stage Stores, Inc.

By:	/s/Richard E. Stasyzen
Richard E. Stasyszen
Senior Vice President Finance and Controller

(Date)